Shareholder Letter Q3 2024 JO B Y A V IA T IO N N O V EM B ER 6 , 20 24 JO B YA V IA T IO N .C O M

AT A GLANCE First International Demonstration We completed a number of exhibition flights at Toyota’s Higashi-Fuji Technical Center in Japan, using our third production prototype aircraft which rolled off the production line less than three months prior. Test and Certification We reached a major landmark on our journey to type certification with the completion of our first FAA-conforming major sub-assembly, an aircraft tail. Our fourth production prototype is nearing completion and will join our flight test program shortly. Toyota Investment Building on nearly seven years of collaboration, Toyota committed to investing an additional $500 million in Joby, as part of an agreement that includes plans to establish a manufacturing alliance.1 Regulatory Progress Important progress was made with regulators in each of our targeted launch markets. In the U.S., we welcomed the publication of new operating regulations that lay the groundwork for the launch of commercial operations. 1 The Toyota investments are subject to closing conditions described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2024, and are not guaranteed. STRONG FINANCIAL FOUNDATION At the end of the third quarter of 2024, we maintained a strong balance sheet with $710 million in cash and short- term investments. When combined with the approximately $222 million raised through a follow-on offering completed in October 2024 and expected Toyota investments totaling $500 million, cash and investments would equal approximately $1.4 billion. NET LOSS Net loss of $144 million reflected a loss from operations of $157 million, partly offset by interest and other income of $13 million. Operating expenses primarily reflected costs to support certification and manufacturing of prototype aircraft, parts and test articles. ADJUSTED EBITDA Adjusted EBITDA loss of $120 million largely reflected our operating expenses excluding depreciation, amortization and stock-based compensation. Joby’s second production prototype in wingborne flight over Marina, CA. Q3 2024 Highlights Joby AviationQ3 2024 Shareholder Letter November 6, 2024 2

First International Demonstration WE COMPLETED our first international demonstration flights, at Toyota’s Higashi-Fuji Technical Center in Japan. The flights, completed within sight of Mount Fuji, marked an opportunity to demonstrate the low acoustic footprint of our aircraft and welcome guests from a wide range of stakeholders including JCAB, Japan’s civil aviation authority. The flights were performed using Joby’s third production prototype aircraft which rolled off the production line less than three months prior to the demonstrations. The aircraft is currently en route to Korea where it is expected to complete flights as part of the Korean Government’s K-UAM Grand Challenge later this year. Flight testing continued uninterrupted in California, where Joby’s second production prototype successfully reached full transition flight. Joby AviationQ3 2024 Shareholder Letter November 6, 2024 3

Certification and Testing

WE REACHED an important milestone on our journey to type certification with the completion of our first major sub-assembly intended to be used in for-credit testing. The tail structure has been manufactured according to guidelines laid out in our static tail test plan, which has already been approved by the FAA, and is now in the process of FAA conformity inspection.

Our fourth production prototype aircraft is nearing completion and is expected to join our flight test program shortly. We introduced new final integration processes for this aircraft, similar to those seen in the automotive sector, where many sub-assemblies are built in standalone work cells, improving the efficiency of final integration by more than 30 percent.

We continued our momentum toward type certification, with more Stage 4 documents both submitted and accepted by the FAA than during any previous quarter. Submitted test and qualification plans represent a widening array of system areas, relating to the propeller system, electric motor, flight controls, batteries, and the main airframe structure.

DATA AS OF NOVEMBER 4, 2024


STAGE 1
Certification Basis
JOBY
100%
FAA
100%
STAGE 2
Means of Compliance
97%
97%
STAGE 3
Certification Plans
100%
100%
STAGE 4
Testing & Analysis
41%
21%
STAGE 5
Show & Verify
2%
0%

Percentage completion may fluctuate mildly through the course of certification as documents are edited and resubmitted. Data as of November 4, 2024. It is typical for a small portion of the Means of Compliance to remain open in order to address minor design changes and improvements that may occur later in the process. We therefore consider the second stage essentially complete.

Q3 2024 Shareholder Letter November 6, 2024 Joby Aviation 4

TOYOTA COMMITTED to investing $500 million in Joby, across two equal tranches. The investment builds on nearly seven years of collaboration between the two companies and includes plans to establish a manufacturing alliance to support the first phase of commercialization. The funds will bring Toyota Motor Corporation’s total investment in Joby to $894 million and will support the certification and commercial production of Joby’s electric air taxi, with the aim of realizing the two companies’ shared vision of air mobility. The investment, which will be made in the form of cash for common stock, is subject to standard regulatory approvals and certain other closing conditions, including finalization of collaborative and commercial agreements and, with respect to the second tranche, the finalization of terms related to a strategic alliance focused on commercial manufacturing, further details of which are available in Joby’s SEC filings. In addition, we raised approximately $222 million via a separate public offering of shares of Joby common stock in October. These funds further strengthen the balance sheet and will support our certification, manufacturing, and early commercial operations. Toyota Investment Joby AviationQ3 2024 Shareholder Letter November 6, 2024 5 “The knowledge and support shared by Toyota has been instrumental in Joby’s success and we look forward to deepening our relationship as we deliver on our shared vision for the future of air travel.” JoeBen Bevirt, founder and CEO, Joby JoeBen Bevirt, Founder and CEO of Joby, and Akio Toyoda, Chairman of Toyota Motor Corporation, celebrate the historic flight. Photo: Toyota.

IMPORTANT PROGRESS was made with regulators in each of our targeted launch markets. In the U.S., we welcomed the Special Federal Aviation Regulation, published by the FAA ahead of schedule. The rule establishes requirements for the safe and efficient integration of aircraft like Joby’s into the nation’s aviation system and, in doing so, lays the groundwork necessary for Joby to launch commercial passenger service in the U.S., once we receive type certification of our aircraft. In preparation for the launch of commercial operations in Dubai, the local regulator, GCAA, accepted all of our qualification plans, covering topics such as pilot training, maintenance and our intended operations. Personnel from the U.K. Civil Aviation Authority, Japan Civil Aviation Bureau, and Australia’s Civil Aviation Safety Authority – all of which represent nations where Joby has applied for validation of its FAA type certificate – joined us in California for a week-long ‘technology familiarization’ session. This is a formal part of the process of validating an aircraft’s type design for use in international markets and allowed them to engage with Joby team members and technology, as well as FAA staff, to support the continued harmonization of certification approaches for electric air taxis like the Joby aircraft around the world. Regulatory Progress Joby AviationQ3 2024 Shareholder Letter November 6, 2024 6 “Powered lift aircraft are the first new category of aircraft in nearly 80 years and this historic rule will pave the way for accommodating wide- scale Advanced Air Mobility (AAM) operations in the future.” Mike Whitaker, FAA Administrator

Building Communities WE INVESTED in strengthening our community relationships in key markets, hosting events in Los Angeles and New York that enabled us to engage with more than 75,000 community members as well as key stakeholders, including local policy makers, mayors, real estate partners, transport authorities, and our future customers. Across 14 days of public events we shared the future of transportation with groups at Santa Monica Airport, The Grove shopping center in Los Angeles and New York’s Grand Central Terminal, highlighting our commitment to fostering local connections as we plan for commercialization. In Los Angeles, we were proud to highlight our partnership with the Fly Compton Foundation, a nonprofit organization focused on training the next generation of pilots. We are working with them to deliver free pilot ground school for their students, similar to the work we are doing with the Bay Area Urban Eagles in Northern California and Aviation High School in Queens, New York. In New York, we worked with our partners Delta Air Lines and Uber to share our vision for the future of travel and were supported by members of the Aviation High School, with whom we are working to prepare the next generation of aircraft maintenance technicians and aerospace leaders. Joby AviationQ3 2024 Shareholder Letter November 6, 2024 7

ALL-ELECTRIC,
EMISSIONS-FREE
FLIGHT
Joby team members and volunteers from Queens, NY-based Aviation High School participated in the Emerson Climate Science Fair.


X-01
Joby's autonomy team participated in Agile Flag 24-3, completing more than 3,900 miles of fully autonomous flight with a Cessna Caravan equipped with Superpilot technology.


Joby
Visiting the Santa Monica Airport to share our technology with the community and key Los Angeles stakeholders.


A Joby team member uses laser guides to precisely lay up a carbon fiber ring frame.


The Joby team hosted more than 300 young aviators for our second Girls In Aviation Day event in Marina, CA.


Joby
Our event at Grand Central Terminal in New York City was co-sponsored by partners Uber and Delta.

Q3 2024 Shareholder Letter November 6, 2024 Joby Aviation 8

We continue to scale up our manufacturing capabilities. Pictured: Tail skin layup.


NBAA BACE
House Transportation & Infrastructure Committee Chairman Rep. Sam Graves spoke at NBAA-BACE following the release of the SFAR.


A Douglas DC-3 visited Marina and posed alongside a 1954 Buick Skylark and a Joby aircraft for an iconic past-and-future photo.


Neil deGrasse Tyson inside our aircraft at NBAA-BACE with Bonny Simi and JoeBen Bevirt.

Q3 2024 Shareholder Letter November 6, 2024 Joby Aviation 9

Third Quarter 2024 Financial Summary IN THE THIRD QUARTER OF 2024, our net loss of $143.9 million reflected a net operating loss of $156.7 million partly offset by positive other income of $13.4 million. Net operating loss reflects costs to support our certification and manufacturing of our aircraft, partly offset by payments received under our government contracts. Expenses included stock-based compensation of $27.4 million and depreciation and amortization of $8.9 million. Other income reflected the favorable revaluation of warrants and earn-out shares of $3.8 million and interest and other income of $9.5 million. The net loss in the third quarter of 2024 was $145.4 million below the net income of $1.5 million reported in the third quarter of 2023. The net loss compared with prior year primarily reflected a lower favorable revaluation of warrants and earnout shares of $112.3 million and higher operating expenses of $28.6 million. Increased operat- ing expenses reflected growth in our organization and increased purchases of prototype parts for manufac- turing, testing and certification, partly offset by higher payments for increased contract deliverables. Compared with the second quarter of 2024, our net loss in the third quarter was $20.6 million higher. The higher loss from operations of $12.4 million compared with the prior quarter primarily reflected increased research and development cost from higher staffing and associated personnel cost and lower contract deliverables. Other income was $7.6 million lower than the prior quarter primarily reflecting a lower favorable revaluation gain on our warrants and earnout shares and reduced interest income. Adjusted EBITDA in the third quarter of 2024 was a loss of $120.4 million, primarily reflecting employee costs and support associated with the development, certification and manufacturing of the aircraft. The adjusted EBITDA loss was $27.3 million higher than in the third quarter of 2023 and $13.2 million higher than the prior quarter. Adjusted EBITDA is a non-GAAP metric that excludes the loss from the revaluation of our derivative liabilities, stock-based compensation expense, depreciation and amortization, interest income and expense, income from equity-method investments, and other non-operating costs. Please see the section titled “Non-GAAP Financial Measures” for a reconciliation of Net Income to Adjusted EBITDA. We ended the third quarter of 2024 with $710.0 million in cash, cash equivalents, and investments in marketable securities, a reduction of $115.0 million from the prior quarter. During the third quarter, cash used in operations totaled $110.3 million and spending on property and equipment totaled $9.9 million. Subsequent to the quarter end, we entered into a stock purchase agreement with Toyota totaling $500 million. The investment will be in two equal tranches subject to standard regulatory approvals and other closing conditions, including finalization of collaborative and commercial agreements and, with respect to the second tranche, the finalization of terms related to a strategic alliance focused on commercial manufacturing. Details of the proposed investment were included in the Current Report on Form 8-K that the Company filed with the SEC on October 2, 2024. In addition, we raised approximately $222 million through a follow-on offering of common stock, which closed on October 28. Cash, cash equivalents and investments of marketable securities would have totaled $1.4 billion when combining the proceeds of the subsequent follow- on offering and proposed investment by Toyota with our balance at the end of the third quarter. Joby AviationQ3 2024 Shareholder Letter November 6, 2024 10

Condensed Statement of Operations JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands, except share and per share data) Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 Revenue: Flight services $ 28 $ — $ 81 $ — Operating expenses: Flight services 15 — 45 — Research and development 126,139 100,559 354,771 264,926 Selling, general and administrative 30,569 27,608 92,144 78,926 Total operating expenses 156,723 128,167 446,960 343,852 Loss from operations (156,695) (128,167) (446,879) (343,852) Interest and other income, net 9,528 13,611 33,038 32,694 Gain (Loss) from change in fair value of warrants and earnout shares 3,842 116,109 52,683 (86,671) Total other income (loss), net 13,370 129,720 85,721 (53,977) Income (Loss) before income taxes (143,325) 1,553 (361,158) (397,829) Income tax expense 553 28 599 118 Net income (loss) $ (143,878) $ 1,525 $ (361,757) $ (397,947) Net income (loss) per share, basic and diluted $ (0.21) $ 0.00 $ (0.53) $ (0.62) Weighted-average common stock outstanding,: Basic 695,011,457 672,559,810 688,718,075 638,388,011 Diluted 695,011,457 691,455,162 688,718,075 638,388,011 Q3 2024 Shareholder Letter November 6, 2024 Joby Aviation FS-1 t rations JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands, except share and per share data) Joby AviationQ3 2024 Shareholder Letter November 6, 2024 11

Condensed Balance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Joby AviationQ3 2024 Shareholder Letter November 6, 2024 12 l ce ts J I TI N, INC. AND SUBSIDIARIES naudited (In thousands) September 30, 2024 December 31, 2023 Assets Current assets: Cash and cash equivalents $ 152,292 $ 204,017 Short-term investments 557,692 828,233 Total cash, cash equivalents and short-term investments 709,984 1,032,250 Other receivables 10,400 4,659 Prepaid expenses and other current assets 17,416 18,842 Total current assets 737,800 1,055,751 Property and equipment, net 111,988 103,430 Operating lease right-of-use assets 29,217 28,286 Restricted cash 762 762 Intangible assets 9,561 6,585 Goodwill 14,322 14,011 Other non-current assets 60,607 60,610 Total assets $ 964,257 $ 1,269,435 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 4,940 $ 3,006 Operating lease liabilities, current portion 4,846 4,312 Accrued and other current liabilities 35,980 37,818 Total current liabilities 45,766 45,136 Operating lease liabilities, net of current portion 26,883 26,349 Warrant liability 42,364 62,936 Earnout shares liability 63,922 95,969 Other non-current liabilities 4,283 4,683 Total liabilities 183,218 235,073 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 71 70 Additional paid-in capital 2,389,751 2,282,475 Accumulated deficit (1,609,460) (1,247,703) Accumulated other comprehensive income (loss) 677 (480) Total stockholders’ equity 781,039 1,034,362 Total liabilities and stockholders’ equity $ 964,257 $ 1,269,435 Q3 2024 Shareholder Letter November 6, 2024 Joby Aviation FS-2

Condensed Statement of Cash Flows JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Joby AviationQ3 2024 Shareholder Letter November 6, 2024 13 Sergei to send t s JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands) Nine Months Ended September 30, 2024 2023 Cash flows from operating activities Net loss $ (361,757) $ (397,947) Reconciliation of net loss to net cash used in operating activities: Depreciation and amortization expense 26,095 22,352 Stock-based compensation expense 82,780 69,747 Loss (Gain) from change in the fair value of warrants and earnout shares (52,683) 86,671 Net accretion of investments in marketable debt securities (12,955) (14,438) Changes in operating assets and liabilities Other receivables and prepaid expenses and other current assets (2,609) (2,240) Other non-current assets (783) 901 Accounts payable and accrued and other current liabilities 5,609 2,114 Non-current liabilities 534 2,352 Net cash used in operating activities (315,769) (230,488) Cash flows from investing activities Purchases of marketable securities (308,473) (434,129) Proceeds from sales and maturities of marketable securities 593,064 733,562 Purchases of property and equipment (25,197) (22,730) Net cash provided by investing activities 259,394 276,703 Cash flows from financing activities Proceeds from issuance of common stock in private placement, net — 280,023 Proceeds from the issuance of common stock under the Employee Stock Purchase Plan 4,942 3,801 Proceeds from the exercise of stock options and warrants issuance 1,492 1,717 Repayments of tenant improvement loan and obligations under finance lease (1,784) (690) Net cash provided by financing activities 4,650 284,851 Net change in cash, cash equivalents and restricted cash (51,725) 331,066 Cash, cash equivalents and restricted cash, at the beginning of the period 204,779 150,067 Cash, cash equivalents and restricted cash, at the end of the period $ 153,054 $ 481,133 Reconciliation of cash, cash equivalents and restricted cash to balance sheets Cash and cash equivalents $ 152,292 $ 480,371 Restricted cash 762 762 Cash, cash equivalents and restricted cash $ 153,054 $ 481,133 Non-cash investing and financing activities Net assets acquired $ 9,472 $ — Unpaid property and equipment purchases $ 4,311 $ 1,211 Property and equipment purchased through finance leases $ 2,537 $ 4,900 Right of use assets acquired through operating leases $ 4,333 $ — Liability Settled on Sale of Fixed Asset $ 200 $ — Q3 2024 Shareholder Letter November 6, 2024 Joby Aviation FS-3

Non-GAAP Financial Measures

JOBY AVIATION, INC. AND SUBSIDIARIES
Unaudited (in thousands)

ADJUSTED EBITDA is a non-GAAP measure of operating performance that is included to communicate the financial performance of activities associated with core operations that support the development, manufacturing and commercialization of the Joby aircraft. Adjusted EBITDA is defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, income from equity-method investments unrelated to core operations, impact from revaluation of non-operating derivative liabilities, and other income or costs which are not directly related to ongoing core operations. We believe Adjusted EBITDA, when read in conjunction with our GAAP financials, provides investors and management with a useful measure for the evaluation of our operating results and a basis for comparing our core, ongoing operations from period to period. Because Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, it should not be considered more meaningful than or as a substitute for net income (loss) as an indicator of our operating performance. Adjusted EBITDA may not be directly comparable to similarly titled measures provided by other companies due to potential differences in methods of calculation. From time to time, we may modify the nature of the adjustments we make to arrive at Adjusted EBITDA.

A reconciliation of Adjusted EBITDA to net income is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Net income (loss)	$ (143,878)	$ 1,525	$ (361,757)	$ (397,947)
Income tax expense	553	28	599	118
Income (Loss) before income taxes	(143,325)	1,553	(361,158)	(397,829)
Interest and other income, net	(9,528)	(13,611)	(33,038)	(32,694)
Loss (Gain) from change in the fair value of warrants and earnout shares	(3,842)	(116,109)	(52,683)	86,671
Loss from operations	(156,695)	(128,167)	(446,879)	(343,852)
Stock-based compensation expense	27,393	27,267	82,780	69,747
Depreciation and amortization expense	8,903	7,827	26,095	22,352
Adjusted EBITDA	$ (120,399)	$ (93,073)	$ (338,004)	$ (251,753)

Q3 2024 Shareholder Letter November 6, 2024 Joby Aviation 14

Upcoming Events Today’s Webcast Details Q3 2024 FINANCIAL RESULTS WEBCAST The Company will host a webcast and conference call at 5:00pm ET (2:00pm PT) on Wednesday, November 6, 2024. The webcast will be publicly available in the Financial Results section of the company’s investor website: ir.jobyaviation.com. BARCLAYS 15TH ANNUAL GLOBAL AUTOMOTIVE AND MOBILITY TECH CONFERENCE WOLFE RESEARCH SMALL AND MID-CAP CONFERENCE 27TH ANNUAL NEEDHAM GROWTH CONFERENCE Joby AviationQ3 2024 Shareholder Letter November 6, 2024 15

Forward-Looking Statements THIS SHAREHOLDER LETTER contains “forward-looking statements” within the meaning of the “safe harbor” provi- sions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the devel- opment and performance of our aircraft, the growth of our manufacturing capabilities, our regulatory outlook, progress and timing, including our expectation to start commercial passenger service as early as the end of 2025 and expect- ed manufacturing and flight test capabilities and timing; our planned operations with the Department of Defense, includ- ing the timing and location of delivery of aircraft; plans and timing related to certification and operation of our aircraft in the United Arab Emirates; the expected timing of the Toyota investment and plans to establish a manufacturing alliance, including the expected benefits of such alliance; plans to complete flights as part of the K-UAM Grand Challenge; potential routes and markets for our services; expected expansion of our manufacturing facilities; our business plan, objectives, goals and market opportunity; plans for, and potential benefits of, our strategic partnerships; and our current expectations relating to our business, financial con- dition, results of operations, prospects, capital needs and growth of our operations, including the expected benefits of our vertically-integrated business model and our cash spending outlook for 2024. You can identify forward-looking statements by the fact that they do not relate strictly to his- torical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “in- tend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; complexities related to obtain- ing certification and operating in foreign markets, including the need to negotiate additional definitive agreements related to such operations; our ability to satisfy the closing conditions, including the negotiation of certain agreements receipt of required governmental and shareholder approvals, required to receive the additional investment from Toyota on the expected timelines or at all; the competitive envi- ronment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reli- ance on third-party suppliers and service partners; uncer- tainties related to our estimates of the size of the market for our service and future revenue opportunities; and other im- portant factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2024, our Quarterly Report on Form 10-Q, filed with the SEC on November 6, 2024, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. CONTACT DETAILS Investors: investors@jobyaviation.com Media: press@jobyaviation.com Joby AviationQ3 2024 Shareholder Letter November 6, 2024 16